Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces

Full Year and Fourth Quarter Results

Whippany, New Jersey, November 10, 2016 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced results for its full year and fourth quarter ended September 24, 2016.

Fiscal Year 2016 Results

Net income for fiscal 2016 was $14.4 million, or $0.24 per Common Unit, compared to $84.4 million, or $1.39 per Common Unit, in fiscal 2015.

Net income and EBITDA (as defined and reconciled below) for fiscal 2016 included: (i) a $9.8 million gain from the sale of certain assets and operations in a non-strategic market of the propane segment; (ii) a $6.6 million charge related to the Partnership’s voluntary full withdrawal from a multi-employer pension plan covering certain employees acquired in the 2012 acquisition of Inergy Propane; (iii) a $3.0 million charge related to the settlement of a product liability matter; (iv) a pension settlement charge of $2.0 million; and (v) a loss on debt extinguishment of $0.3 million.

Net income and EBITDA for fiscal 2015 included: (i) a loss on debt extinguishment of $15.1 million; (ii) $11.5 million in expenses related to the integration of Inergy Propane; (iii) an $11.3 million charge related to the Partnership’s voluntary partial withdrawal from a multi-employer pension plan covering certain employees acquired in the Inergy Propane acquisition; and (iv) a pension settlement charge of $2.0 million.

Excluding the effects of the foregoing items and unrealized (non-cash) mark-to-market adjustments on derivative instruments in both years, Adjusted EBITDA (as defined and reconciled below) amounted to $223.0 million in fiscal 2016, compared to Adjusted EBITDA of $334.0 million in fiscal 2015.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “Our results for fiscal 2016 reflect a challenging operating environment stemming from record warm temperatures during the heating season.  While our volumes were impacted by the lack of customer demand for heating needs, we relied on our flexible cost structure and the strength of our balance sheet to help mitigate some of the effect of lower volumes.  Throughout the fiscal year, we continued to focus on the things we can control -- providing exceptional customer service to our customer base, while driving operating efficiencies and managing our cost structure.”

Mr. Stivala continued, “Notwithstanding the challenges resulting from the record warm temperatures, fiscal 2016 had some notable achievements that will provide further support for our long-term strategic growth initiatives.  Specifically, during the first quarter we acquired the assets of Propane USA Distribution, LLC (“Propane USA”), which expanded our presence in an already strong market for Suburban and provided an opportunity to apply our operating model to enhance overall returns.  During the second quarter, we took steps to further improve our liquidity position with the opportunistic refinancing of our revolving credit facility which was scheduled to mature in January 2017.  The new facility improved our cost of capital, extended this facility’s maturity until 2021, and increased our available borrowing capacity.  Throughout the year, we made further refinements to our operating footprint and business model to enhance our position in several markets, and we extended our reach in certain strategic markets.”

Concluding his remarks, Mr. Stivala said, “Once again, we funded all working capital needs, including the Propane USA acquisition, from cash on hand without the need to borrow under our revolving credit facility, and ended the year with more than $37.0 million of cash. The fundamentals of our business haven’t changed and we are well positioned to continue to focus on our next phase of growth.  One of our greatest strengths is our people, and just as they responded to the challenges of this past winter, they are looking forward to the start of this new heating season and the opportunity, once again, to demonstrate their unsurpassed commitment to delivering the highest level of safety standards, quality customer service and comfort in every market we serve.”

Retail propane gallons sold in fiscal 2016 decreased 65.6 million gallons, or 13.7%, to 414.8 million gallons. Sales of fuel oil and other refined fuels decreased 11.0 million gallons, or 26.3%, to 30.9 million gallons. According to the National Oceanic and Atmospheric Administration, the winter of 2015-2016 was the warmest on record in the contiguous United States.  Average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for fiscal 2016 were 17% warmer than normal and 15% warmer than the prior year.   While average temperatures were considerably warmer than the prior year in nearly all service territories, California experienced cooler weather compared to the prior year, which contributed to a 13% increase in propane volumes sold in that market.

Revenues for fiscal 2016 of $1,046.1 million decreased $370.9 million, or 26.2%, compared to the prior year, primarily due to the lower volumes sold, combined with lower retail selling prices associated with lower wholesale costs.

Cost of products sold for fiscal 2016 of $362.0 million decreased $231.4 million, or 39.0%, compared to the prior year, primarily due to lower wholesale propane costs and, to a lesser extent, lower volumes sold.  Average posted propane prices (basis Mont Belvieu, Texas) and fuel oil prices were 18.4% and 31.0% lower than the prior year, respectively.  Cost of products sold for fiscal 2016 included a $1.2 million unrealized (non-cash) loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $1.9 million unrealized (non-cash) gain for fiscal 2015.  These unrealized gains and losses are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $473.9 million for fiscal 2016 were $38.6 million, or 7.5%, lower than fiscal 2015.  Excluding the impact of the items discussed above in the computation of Adjusted EBITDA from both periods, combined operating and general and administrative expenses decreased 5.2% compared to the prior year, primarily due to savings in payroll and benefit-related expenses from a lower headcount, lower vehicle expenses stemming from a reduced vehicle count, as well as lower volume-related variable costs and continued operating efficiencies.

Depreciation and amortization expense of $129.6 million for fiscal 2016 decreased $3.7 million, or 2.8%, primarily due to the acceleration of depreciation expense recorded in the prior year for assets taken out of service. Net interest expense of $75.1 million for fiscal 2016 decreased $2.5 million, or 3.2%, primarily due to savings from the refinancing of certain of the Partnership’s senior notes completed in the second quarter of fiscal 2015 and the refinancing of the Partnership’s revolving credit facility during the second quarter of fiscal 2016.

Fourth Quarter 2016 Results

Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically reports a net loss for its fiscal fourth quarter.  Net loss for the fourth quarter of fiscal 2016 was $60.2 million, or $0.99 per Common Unit, compared to a net loss of $67.1 million, or $1.11 per Common Unit, for the fourth quarter of fiscal 2015.

Net loss and EBITDA for the fourth quarter of fiscal 2016 included a pension settlement charge of $2.0 million.  Net loss and EBITDA for the fourth quarter of fiscal 2015 included: (i) an $11.3 million charge related to the Partnership’s voluntary partial withdrawal from a multi-employer pension plan covering certain employees acquired in the Inergy Propane acquisition; (ii) $6.4 million in expenses related to the integration of Inergy Propane; and (iii) a pension settlement charge of $2.0 million.

Excluding these items and the effects of unrealized (non-cash) mark-to-market adjustments on derivative instruments used in risk management activities in both quarters, Adjusted EBITDA for the fourth quarter of fiscal 2016 amounted to a loss of $7.6 million, compared to Adjusted EBITDA of $6.7 million for the fourth quarter of fiscal 2015. The decrease in earnings was primarily due to lower volumes sold, as described below, slightly lower average propane margins and higher expenses resulting principally from an increase in reserves for general liability matters and higher professional services fees to support strategic initiatives.

Retail propane gallons sold of 63.2 million gallons in the fourth quarter of fiscal 2016 decreased 5.3 million gallons, or 7.7%, compared to the prior year fourth quarter. Although weather during the fourth quarter typically has less of an impact on volumes sold than it does during the heating season, volumes for the fourth quarter of fiscal 2016 were adversely impacted by average temperatures during September that were 26% warmer than September 2015.  Additionally, cooler spring temperatures in fiscal 2016 resulted in increased deliveries during the third quarter which, in turn, resulted in generally higher customer inventories through the fourth quarter of fiscal 2016.

As previously announced on October 20, 2016, the Partnership’s Board of Supervisors had declared a quarterly distribution of $0.8875 per Common Unit for the three months ended September 24, 2016.  On an annualized basis, this distribution rate equates to $3.55 per Common Unit. The distribution was paid on November 8, 2016 to Common Unitholders of record as of November 1, 2016.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928.  The Partnership serves the energy needs of approximately 1.1 million residential, commercial, industrial and agricultural customers through 675 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and

•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 26, 2015 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Twelve Months Ended September 24, 2016 and September 26, 2015

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	September 24, 2016	September 26, 2015	September 24, 2016	September 26, 2015
Revenues
Propane	$132,156	$142,455	$884,169	$1,176,980
Fuel oil and refined fuels	6,798	11,096	68,759	127,495
Natural gas and electricity	12,531	10,756	50,763	66,865
All other	9,530	10,037	42,420	45,639
	161,015	174,344	1,046,111	1,416,979

Costs and expenses
Cost of products sold	56,941	57,594	361,953	593,380
Operating	97,009	116,501	412,756	444,251
General and administrative	15,896	13,510	61,149	68,296
Depreciation and amortization	32,540	34,706	129,616	133,294
	202,386	222,311	965,474	1,239,221

Gain on sale of business	-	-	9,769	-
Operating (loss) income	(41,371)	(47,967)	90,406	177,758
Loss on debt extinguishment	-	-	292	15,072
Interest expense, net	18,703	18,991	75,086	77,634

(Loss) income before provision for income taxes	(60,074)	(66,958)	15,028	85,052
Provision for income taxes	165	179	588	700

Net (loss) income	$(60,239)	$(67,137)	$14,440	$84,352

Net (loss) income per Common Unit - basic	$(0.99)	$(1.11)	$0.24	$1.39
Weighted average number of Common Units outstanding - basic	61,006	60,706	60,956	60,650

Net (loss) income per Common Unit - diluted	$(0.99)	$(1.11)	$0.24	$1.38
Weighted average number of Common Units outstanding - diluted	61,006	60,706	61,176	60,907

Supplemental Information:
EBITDA (a)	$(8,831)	$(13,261)	$219,730	$295,980
Adjusted EBITDA (a)	$(7,646)	$6,651	$223,043	$334,039
Retail gallons sold:
Propane	63,231	68,515	414,776	480,372
Refined fuels	3,246	4,538	30,878	41,878
Capital expenditures:
Maintenance	$2,856	$4,744	$16,559	$19,353
Growth	$3,257	$5,468	$21,815	$21,860

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	September 24, 2016	September 26, 2015	September 24, 2016	September 26, 2015
Net (loss) income	$(60,239)	$(67,137)	$14,440	$84,352
Add:
Provision for income taxes	165	179	588	700
Interest expense, net	18,703	18,991	75,086	77,634
Depreciation and amortization	32,540	34,706	129,616	133,294
EBITDA	(8,831)	(13,261)	219,730	295,980
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives	(815)	180	1,190	(1,855)
Gain on sale of business	-	-	(9,769)	-
Multi-employer pension plan withdrawal charge	-	11,300	6,600	11,300
Product liability settlement	-	-	3,000	-
Pension settlement charge	2,000	2,000	2,000	2,000
Loss on debt extinguishment	-	-	292	15,072
Integration-related costs	-	6,432	-	11,542
Adjusted EBITDA	$(7,646)	$6,651	$223,043	$334,039

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Annual Report on Form 10-K to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”).  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.